Exhibit 99.1

Niska Gas Storage Partners LLC Announces First Quarter Financial Results for Fiscal 2014, Declaration of Quarterly Distribution and Implementation of Distribution Reinvestment Plan

HOUSTON, TEXAS — August 1, 2013 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today financial results for the quarter ended June 30, 2013. The Company also provided an update on its current business environment and outlook.

Financial Results

Adjusted EBITDA (as defined below) for Niska’s first fiscal quarter ended June 30, 2013, was $15.3 million compared to $52.7 million for the fiscal quarter ended June 30, 2012.  Cash Available for Distribution (as defined below) was negative $0.5 million for the quarter, compared to $37.3 million in the first quarter last year. Net earnings were $8.0 million in the three months ended June 30, 2013, compared to net loss of $37.3 million in the same period last year. The net loss in the prior period included a non-cash inventory write-down of $22.3 million.  Earnings per common unit were $0.23 for the quarter ended June 30, 2013, compared to a loss of $0.54 per common and subordinated unit last year. On April 2, 2013, the Company completed an equity restructuring which eliminated its previously outstanding subordinated units and incentive distribution rights (“IDRs”) in exchange for new IDRs with different participation rights.  There were no changes to the common units as a result of the equity restructuring and no adjustments have been made to previously issued earnings per unit calculations.

Operations and Outlook

“Our financial results for the first quarter were in line with our expectations.” said Simon Dupéré, President and Chief Executive Officer.   “Last year’s first quarter included substantial realized financial gains resulting from nearly full storage conditions.  This year, our optimization revenues are likely to follow a more conventional pattern, with significantly more revenues expected to be realized in the second half of our fiscal year.  While market challenges persist in our U.S. storage markets, we have experienced better opportunities in our Canadian-based AECO™ market region. Accordingly, we are maintaining our previous guidance for the fiscal year ending March 31, 2014 of Adjusted EBITDA of $125 - $135 million and Cash Available for Distribution of $60 - $70 million.”

Mr. Dupéré continued, “We have maintained a strong balance sheet which will enable us to pursue high value opportunities, including investments in organic growth or, potentially, acquisitions.  As we recently disclosed, we have obtained regulatory approval from the California Public Utilities Commission to expand our Wild Goose natural gas storage facility in California, from 50 billion cubic feet (“Bcf”) of natural gas storage capacity to 75 Bcf.  With this approval, we expect that we will bring all of the new capacity to market by December 2013. Once the expansion is completed, Niska’s total working gas capacity across all of its U.S. and Canadian facilities will be approximately 251 Bcf.  This expansion is included in Niska’s planned capital expenditures of approximately $10 million for fiscal 2014. I am very pleased with the Niska team’s continued ability to successfully deliver low-cost organic growth, and this latest expansion is further evidence of Niska’s strength in the storage industry.”

Mr. Dupéré also provided an update on the storage development project in Louisiana, stating “We continue to make progress in the evaluation of our Starks location as a liquids storage facility and intend to commence filing for regulatory permits in the coming months.  We see the Starks project as an exciting opportunity to further grow and diversify our asset base, and believe we are well positioned to establish a valuable liquids storage foothold in the Gulf Coast region.”

Distributions

Niska today announced a cash distribution of $0.35 per common unit, payable on Thursday, August 15, 2013 to common unitholders of record at the close of business on Monday, August 12, 2013. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per common unit on an annualized basis, as set forth in Niska’s operating agreement.

In addition, Niska announced that its Board of Directors approved the implementation of a Distribution Reinvestment Plan (“DRIP”) and the Company has filed a registration statement for the DRIP which became effective immediately.  Accordingly, common unitholders will be able to participate in the DRIP with the first quarter distribution described above.   Carlyle/Riverstone Equity and Power Fund II, and Carlyle/Riverstone Equity and Power Fund III and certain affiliates (collectively, the “Carlyle/Riverstone Funds”), which own approximately 48.3% of the Company’s outstanding common units, have announced their intention to reinvest all amounts to be received from this distribution in additional Niska common units through the DRIP. Further information regarding the DRIP is available in the Form S-3 filed on July 31, 2013  with the Securities and Exchange Commission, as well as in a separate press release issued July 31, 2013, which can be found in the Investor Center section of Niska’s website at www.niskapartners.com.

Earnings Call

Niska will host a conference call detailing its annual results on Thursday, August 1, 2013, at 9:00 a.m. Eastern Daylight Time (8:00 a.m. CDT). This call will be webcast by Thomson Reuters and can be accessed at Niska’s website at www.niskapartners.com.

If you are unable to participate in the webcast of the earnings call, you may access the live conference call by dialing the following numbers:

Primary Dial-In:	1-877-299-4454

Secondary Dial-In:	1-617-597-5447

Access Code:	26928850

A telephonic replay can be accessed until 11:59pm (CDT), August 8, 2013 at the following numbers:

Primary Dial-In:	1-888-286-8010

Secondary Dial-In:	1-617-801-6888

Access Code:	31731222

In addition, an electronic replay and PDF transcript will be available on Niska’s website in the Investor Center section under the Presentations and Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three natural gas storage facilities, including the AECO Hub TM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts for natural gas storage capacity in the U.S. Mid-continent.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. Our estimates of future Adjusted EBITDA and net income, as well as our expectation regarding expansion capital expenditures for our fiscal year, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties inherent in the development and operation of natural gas storage facilities. Other factors that are not described that are unknown or unpredictable could also have a material adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Actual results and future events could differ materially from those anticipated in such statements. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, loss on extinguishment of debt, foreign exchange gains and losses, inventory impairment write-downs, gains and losses on asset dispositions, asset impairments (including goodwill) and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                                          the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.  This press release contains forward-looking estimates of Adjusted EBITDA and Cash Available for Distribution for the fiscal year ending March 31, 2014. Reconciliations to GAAP net earnings are not provided for these forward-looking estimates because GAAP net earnings for the fiscal year ending March 31, 2014 are not accessible. Niska is able to estimate interest expense, income tax benefits, depreciation and amortization, inventory write-downs, impairments of assets (including goodwill), losses on extinguishment of debt, foreign exchange gains and losses and other income.  However, the Company is unable to predict future unrealized risk management gains and losses and these amounts could be material, such that the amount of net earnings would vary substantially from the amount of projected Adjusted EBITDA and Cash Available for Distribution.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

Contact

Niska Gas Storage Partners LLC
Investor Relations:
Brandon Tran, Investor Relations Associate
(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(in thousands of U.S. dollars)

(unaudited)

	Three Months Ended
	June 30,
	2013	2012

REVENUES
Fee-based revenue	$31,471	$37,061
Optimization, net	25,718	(39,848)
Total revenue	57,189	(2,787)

EXPENSES (INCOME)
Operating	10,444	8,091
General and administrative	11,290	9,839
Depreciation and amortization	10,333	11,824
Interest	16,206	16,508
Loss on extinguishment of debt	—	599
Foreign exchange losses (gains)	858	(185)
Other expense (income)	391	(176)
	49,522	46,500

INCOME (LOSS) BEFORE INCOME TAXES	7,667	(49,287)

Income tax benefit	(300)	(11,941)

NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME	$7,967	$(37,346)

Net earnings (loss) allocated to:

Managing member	$158	$(740)
Common unitholders	$7,809	$(18,487)
Subordinated unitholder	$—	$(18,119)

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$0.23	$(0.54)

Earnings (loss) per unit allocated to subordinated unitholders - basic and diluted	$—	$(0.54)

NISKA GAS STORAGE PARTNERS LLC

 SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

 (in thousands of U.S. dollars, except capacity amounts)

 (unaudited)

	Three Months Ended
	June 30,
	2013	2012

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA and Cash Available for Distribution:

Net earnings (loss)	$7,967	$(37,346)
Add (deduct):
Interest expense	16,206	16,508
Income tax benefit	(300)	(11,941)
Depreciation and amortization	10,333	11,824
Unrealized risk management (gains) losses	(20,118)	51,148
Loss on extinguishment of debt	—	599
Foreign exchange losses (gains)	858	(185)
Other expense (income)	391	(176)
Write-down of inventory	—	22,281
Adjusted EBITDA	$15,337	$52,712
Less:
Cash interest expense, net	15,371	15,594
Income taxes recovered	—	(7)
Maintenance capital expenditures	57	—
Other expense (income)	391	(176)
Cash available for distribution	$(482)	$37,301

Revenue:
Fee-based revenue	$31,471	$37,061

Proprietary optimization:
Realized optimization	5,600	33,621
Unrealized risk management income (losses)	20,118	(51,188)
Write-down of inventory	—	(22,281)

Total	$25,718	$(39,848)

Total realized revenues	$57,189	$(2,787)

Capital expenditures:
Maintenance	$57	$—
Expansion and cost reduction	115	15,295
Total	$172	$15,295

Operating data:
Effective working gas capacity (Bcf)	251.0	221.5

	June 30,	March 31,
	2013	2013
	(unaudited)

Selected Balance Sheet data
Cash and cash equivalents	$27,875	$10,610
Borrowings under revolving credit facility	$11,000	$65,000
Total debt excluding revolving credit facility	$643,790	$643,790
Members’ equity	$590,399	$597,377